2000 IDS Center 80 South 8th Street Minneapolis, MN 55402-2119 Tel: 612.371.3211 Fax: 612.271.3207 www.ballardspahr.com

March 21, 2022

EXHIBIT 5.1

Board of Directors Communications Systems, Inc. 10900 Red Circle Drive Minnetonka, MN 55343

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Communications Systems, Inc., a Minnesota corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-262892) (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed resale of an aggregate of 10,614,239 shares (the “Shares”) of Common Stock of the Company, par value $0.05 per share (the “Common Stock”), which Shares (i) are issuable upon conversion (the “Conversion Shares”) of shares of Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) to be sold by the Company pursuant to that certain Amended and Restated Stock Purchase Agreement dated September 15, 2021 by and among the Company and the purchasers party thereto (the “Purchase Agreement”), (ii) are issuable upon exercise of Warrants (the “Warrant Shares”) to purchase Common Stock of the Company (the “Warrants”) to be sold by the Company pursuant to the Purchase Agreement, and (iii) will be issued in connection with the merger (“Merger”) contemplated by the Agreement and Plan of Merger dated as of March 1, 2021, as amended by an Amendment No. 1 to Agreement and Plan of Merger dated December 16, 2021 (as amended. the “Merger Agreement”), by and among the Company, Helios Merger Co., Pineapple Energy LLC, Lake Street Solar LLC, as the Members’ Representative, and Randall D. Sampson, as the Shareholders’ Representative, and sold to the selling shareholders pursuant to certain Stock Transfer Agreements dated January 24, 2022 (the “STA Shares”), all as described more fully in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the form of Certificate of Designation of Preferences, Rights and Limitations relating to the Series A Preferred Stock (the “Certificate of Designation”).

Board of Directors

Communications Systems, Inc.

March 21, 2022

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Further, we have assumed that (1) the approvals required for the issuance of the Shares in connection with the Merger and the issuance of the Series A Preferred Stock and Warrants have become effective, (2) the Merger is consummated in accordance with the Merger Agreement, (3) the Certificate of Designation (in the form we have reviewed in connection with the preparation of this opinion) is filed with the Secretary of State of the State of Minnesota and shall be effective at the time of issuance of the Series A Preferred Stock and the Conversion Shares, (4) the Series A Preferred Stock and the Warrants are each issued in accordance with the Purchase Agreement, (5) upon the issuance of any Shares, including the Conversion Shares and Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation, (6) the Company will remain duly organized, validly existing and in good standing under Minnesota law at the time any Shares are issued, and (7) at the time of issuance and sale of any Shares, the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act.

This opinion letter is based as to matters of law solely on the Minnesota Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Conversion Shares, when issued upon conversion of the Series A Preferred Stock and in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable, (ii) the Warrant Shares, when issued upon payment therefore in full and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and (iii) the STA Shares, when issued in the Merger upon the terms and conditions set forth in the Merger Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. This opinion has been prepared solely in connection with the filing of the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our prior written consent.

Board of Directors

Communications Systems, Inc.

March 21, 2022

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP